Exhibit 10.5

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT
GRANTED UNDER
BIOGEN INC. 2024 OMNIBUS EQUITY PLAN
1.Grant of Restricted Stock Units
Pursuant to the Biogen Inc. 2024 Omnibus Equity Plan (as it may be amended from time to time, the “Plan”), Biogen Inc. (the “Company”) hereby grants to you, a non-employee director of the Company or one of its Affiliates (the “Participant”), on each of the grant dates specified on your Fidelity stock plan account (the “Grant Date”), the number of restricted stock units (the “RSUs” or the “Award”) specified on your Fidelity stock plan account, subject to the terms and conditions of this award agreement (“Agreement”) and the Plan. No RSU shall be paid unless vested in accordance with this Agreement. The Participant’s rights to the RSUs granted pursuant to this Agreement are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law. All capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.

2.Vesting
    A.    The Participant shall have a non-forfeitable right to a portion of the Award only upon the vesting dates specified on your Fidelity stock plan account, except as otherwise provided herein or determined by the Committee in its sole discretion. No portion of any Award shall become vested on the vesting date unless the Participant is then, and since the Grant Date has continuously been, in service with the Company or any Affiliate. If the Participant ceases to be in the service with the Company and its Affiliates for any reason, any then-outstanding and unvested portion of the Award shall be automatically and immediately forfeited and terminated, except as otherwise provided in this Agreement and the Plan.
    B.    The Award will become vested on the earlier of the (i) 20[●] annual stockholders meeting and (ii) one-year anniversary of the Grant Date (as applicable, the “Vesting Period”).

C.    Except as otherwise provided in the Plan, upon termination of the Participant’s service with the Company and its Affiliates for any reason, any portion of the Award that is not then vested will promptly terminate, except as follows:

    (i)    any portion of the Award held by the Participant immediately prior to the Participant’s termination of service on account of Retirement (as defined below), death or Disability will, to the extent not vested previously, become fully vested upon the Participant’s Retirement, death or Disability. [“Retirement” for the purposes of this Agreement as to any Participant shall mean such person's leaving the Board under the following circumstances: (i) as of the annual stockholders meeting that occurs in the year in which such Participant reaches age 75, or (ii) upon the completion of such person's current term provided he or she has provided the Board with at least six months prior written notice of retirement, but not including such Participant's termination For Cause, as determined by the Committee. Notwithstanding the foregoing, a Participant elected to the Board other than at an annual stockholders meeting shall not be eligible for Retirement pursuant this clause (i) of this Section 2.C until the completion of a term for which such Participant is elected to serve by the stockholders at an annual stockholders meeting]1; and

    (ii)    upon the occurrence of a Corporate Change in Control, the RSUs, to the extent unvested, shall vest in full. Such vested RSUs shall be settled within thirty (30) days following such Corporate Change in Control.
1 Note to Biogen: Please confirm.
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    D.    Notwithstanding anything herein to the contrary, any portion of the Award held by a Participant or a Participant’s permitted transferee immediately prior to the cessation of the Participant’s service For Cause shall terminate at the commencement of business on the date of such termination.

3.Delivery of Award
A.With respect to a Participant who is not eligible for Retirement and has a minimum grant of at least six RSUs, within 30 days following the date on which an RSU becomes vested, the Company shall issue to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, one share of common stock of the Company (“Common Stock”) in satisfaction of each vested RSU. Grants of five RSUs or less to a Participant may be settled in an equivalent value of cash instead of Common Stock at the discretion of the Committee.

B.With respect to a Participant who is or becomes eligible for Retirement at any time during the Vesting Period and has a minimum award of at least six RSUs, the Company shall issue to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, one share of Common Stock in satisfaction of each vested RSU (determined in accordance with Section 2 of this Agreement and Section 10 of the Plan) within 30 days of the earliest of (i) the date the RSU otherwise would have vested under Section 2.B. of this Agreement, (ii) the date on which the Participant experiences a separation from service (within the meaning of Section 409A), or (iii) the date on which a Corporate Change in Control that satisfies the definition of a “change in control event” under Section 409A occurs. Grants of five RSUs or less to a Participant may be settled in an equivalent value of cash instead of Common Stock at the discretion of the Committee.

4.Cancellation and Rescission of Awards
    The Committee may cancel, rescind, withhold or otherwise limit or restrict the Award prior to payment at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any Detrimental Activity.

5.No Voting, Dividend or Other Rights as a Stockholder
    The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Award until he or she becomes the holder of such shares. Accordingly, the Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers to the Participant shares of Common Stock. Furthermore, the Participant is not entitled to vote any Common Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Common Stock underlying the Award prior to the payment date with respect to such share.
6.Unfunded Status

    The obligations of the Company and its Affiliates hereunder shall be contractual only and all such payments shall be made from the general assets of the Company and its Affiliates. The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

7.Withholding
    Awards will be subject to income tax withholding and reporting as required under local law. If statutory withholding of taxes and/or social insurance is required at the time of vesting, the Company will withhold from delivery to the Participant a number of shares of Common Stock equal in value to the statutory minimum amount
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required to be withheld. A similar amount of cash will be paid by the Company on behalf of the Participant to the applicable tax authorities. The number of shares to be withheld will be calculated using the closing sales price of a share of Common Stock on the applicable vesting date. Shares (net of the number withheld for the payment of withholding taxes, if applicable) will be delivered to the Participant’s stock plan account upon vesting in accordance with the Plan. The Company may, in its discretion, permit Participants to make alternative arrangements for payment of any such taxes and/or social insurance.

In certain cases, local law may require that an award be subject to tax earlier than the date of payment. If that occurs, the Company will notify the Participant and will deduct the required tax amount from the Participant’s pay in accordance with applicable law.

8.Provisions of the Plan
    The Award is subject to the provisions of the Plan, which are incorporated herein by reference, and in the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan as in effect on the Grant Date has been made available electronically to the Participant.

9.    No Rights to Continued Service

    The grant of the Award shall not constitute a contract of employment or confer upon the Participant any right with respect to the continuance of his/her service with the Company or any Affiliate, nor shall it or they be construed as affecting the rights of the Company (or any Affiliate) to terminate the service of the Participant at any time or otherwise change the terms of such service, including, without limitation, the right to promote, demote or otherwise re-assign the Participant from one position to another within the Company or any Affiliate.

10.    Governing Law

    The provisions of the Award and this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Biogen Inc.

    By:    Christopher Viehbacher
                            Chief Executive Officer

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